Exhibit 11  Computation of Earnings Per Share
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                                   Exhibit 11
                        Computation of Earnings Per Share



                                                  For the Year Ended
                                                     September 30,
                                           ---------------------------------
                                                1996               1995
                                           --------------     --------------
                                                (Dollars in thousands,
                                               except per share amounts)

Net Income                                     $1,153             $1,206
                                               ======             ======

Weighted average common shares
outstanding                                      1750              1,975

Common stock equivalents due to dilutive
effect of stock options                            41                 65
                                               ------             ------

Total weighted average common shares and
 common share equivalents outstanding           1,790              2,040
                                               ======             ======

Earnings per common share and common
share equivalents                              $ 0.64             $ 0.59
                                               ======             ======